Exhibit 10.2

FIRST AMENDMENT TO THE
EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to the Employment Agreement (“Employment Agreement”) between NutraCea, a California corporation (“NutraCea”) and W. John Short (“Employee”) dated July 6, 2009, is entered into by and between NutraCea and Employee effective as of July 7, 2009.

WHEREAS, NutraCea and Employee have entered into the Employment Agreement;

WHEREAS, NutraCea and Employee wish to clarify and modify certain of the provisions of the Employment Agreement; and

WHEREAS, in order to memorialize such clarifications and modifications, NutraCea and Employee have agreed to enter into this Amendment.

NOW, THEREFORE, in consideration for the mutual promises set forth herein, the sufficiency of which is hereby agreed by the parties, the parties hereby agree as follows:

1.  Section 3.1.1(c) shall be deleted in its entirety and replaced with the following provision:

“Employee has committed, as reasonably determined by the Board in good faith, or has been convicted by a court of law of, fraud, moral turpitude, embezzlement, theft, other similar criminal conduct, or any felony;”

2.  Section 3.1.1(e)(ii) shall be deleted in its entirety and replaced with the following provision:

“(ii) failure to timely accept NutraCea’s written offer to become the Chief Executive Officer of NutraCea, so long as such offer has been made on or prior to August 31, 2009.”

3.  Section 3.1.3 shall be deleted in its entirety and replaced with the following provision:

“Voluntary Termination of Employment.  Employee agrees (a) to provide at least one hundred and eighty (180) days’ prior written notice (a “Voluntary Termination Notice”) of his intention to voluntarily terminate his employment with NutraCea for any reason other than Good Reason, death, Work-Related Disability or Disability (each as defined below) (a “Voluntary Termination”) and (b) to specify in such notice a fixed date for the Voluntary Termination.  A termination of this Agreement by reason of Employee’s non-renewal shall be deemed to be a Voluntary Termination.

4.  Section 3.2.2(a) shall be deleted in its entirety and replaced with the following provision:

“(a) In the event Employee’s employment is terminated (i) by NutraCea other than for Cause (including by reason of NutraCea’s election not to renew this Agreement pursuant to Section 3.1), (ii) by Employee for Good Reason, or (iii) due to Employee’s death or Work-Related Disability, Employee (or Employee’s estate or legal representative) shall be entitled to:”

5.  A new Section 3.2.2(c) shall be added to the Employment Agreement to provide as follows:

“(c)  For purposes of this Agreement, “Work-Related Disability” shall mean that Employee, due to a physical disability that arises out of or is incurred in connection with Employee’s employment for NutraCea (including but not limited to any such disability that occurs while Employee is travelling on business), has been substantially unable to perform his duties under this Agreement for a continuous period of ninety (90) days or longer, or for one hundred and twenty (120) days or more in any twelve (12)-month period; provided, that a “Work-Related Disability” shall not include a disability arising from, or resulting from, stress, mental, nervous, behavioral or emotional disorders, or related conditions or from alcohol, drug, or controlled substance abuse or misuse.”

6.  Section 3.2.3(iii) shall be deleted in its entirety and replaced with the following provision (additional language underlined):

“(iii) due to Employee’s death, Work-Related Disability or Disability,”

7.  A new sentence shall be added to the end of Section 4.5 as follows:

“As soon as practical following the Effective Date, NutraCea shall use commercially reasonable efforts to investigate and develop an employee life insurance program for the benefit of Employee and other NutraCea employees, subject to the cost and availability of such life insurance.”

8.  Except as specifically set forth in this Amendment, the Employment Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first-above written.

NUTRACEA

/s/ James C. Lintzenich
By: James C. Lintzenich
Title: CEO

W. JOHN SHORT

/s/ W. John Short